Exhibit 10.21
AGREEMENT AND RELEASE
     This Agreement and Release (Agreement) is dated as of June 6, 2008 (Today), and is between Paul E. Hartley (you), and Life Insurance Company of North America, a Pennsylvania corporation, (the Company).
     You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in this Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.
1. Your Termination Date. Your employment with the Company will end by mutual consent on June 6, 2008 (the Termination Date). Your formal job responsibilities will end on the Termination Date. The termination of your employment with the Company shall also constitute your resignation from any officer and/or director positions you hold with CIGNA as of your Termination Date.
2.	Your Promises to the Company.
a.	“CIGNA” means, as used throughout this Agreement, CIGNA Corporation and any subsidiaries or affiliates of CIGNA Corporation, and joint ventures or other entities in which any such party has an interest.

b.	You will, on or before your Termination Date, return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, company manuals, office equipment, records and files). You will be permitted to retain your CIGNA personal computer, Blackberry, and cell phone during the period you are a consultant to CIGNA; following the period of your consultancy (as detailed in the associated Consultancy Agreement referenced in paragraph 15 of this Agreement), you will return all such items to CIGNA. You will remain subject to CIGNA’s policies and procedures, including its Code of Ethics, as well as any other obligations to which you are subject.

c.	You agree that, other than in the good faith performance of your services to CIGNA before your Termination Date, you will not, without first obtaining CIGNA’s written permission, (i) disclose any Confidential Information to anyone other than CIGNA employees who have a need to know the Confidential Information or (ii) use any Confidential Information for your benefit or for the benefit of any other person, firm, operation or entity unrelated to CIGNA. “Confidential Information” means all information that is (a) disclosed to or known by you as a consequence of or through your employment with the Company or its affiliates and (b) not generally known to persons, corporations, organizations or others outside of CIGNA (other than as a result of your action or inaction in violation of your obligations to CIGNA). Confidential Information includes, but is not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret. After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 2.c regarding that information so long as you were not responsible, directly or indirectly, for permitting the information to become public knowledge without CIGNA’s consent.

d.	You agree to cooperate with CIGNA in all investigations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with CIGNA attorneys with respect to investigations, inquiries, agency charges, lawsuits, or arbitrations (or discovery relating to any of these items), and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative, agency, or arbitration proceeding involving CIGNA and with respect to which you have relevant information. CIGNA will reimburse you, upon production of appropriate receipts and in accordance with CIGNA’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and, similar expenses) incurred by you in connection with such assistance. All receipts must be presented for reimbursement within 45 days after the expense was incurred.

e.	You agree that you will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way CIGNA’s integrity, business reputation, or performance, or disparages any of CIGNA’s current or former directors, officers, or employees. It shall not, however, be a violation of this paragraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over CIGNA’s business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order you to divulge, disclose or make accessible such information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement but not in violation of your otherwise applicable obligations under this Agreement, including but not limited to, enforcement of this Agreement.

3.	Your Severance Arrangements.

a.	From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate, and, except as otherwise provided in paragraph 3.b below you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs.

b.	You agree that you will not be covered by the CIGNA Short-Term Disability Plan or CIGNA Long-Term Disability Plan after Today.

c.	You will receive no further time off benefits for 2008 after Today.

d.	If you die after your Termination Date but before the Company pays you all amounts due under paragraph 3 of the Agreement, the remaining amounts will be paid to your surviving spouse within 90 calendar days after the date of your death. If you have no surviving spouse, the payment will be made to your estate. If you die before the Termination Date, the date you die will automatically be your new Termination Date. Plan benefits under paragraph 3.g will be payable under the terms of the applicable plan.

e.	Provided you sign this Agreement and do not revoke it in accordance with paragraph 10, the Company will pay you $296,667.00 in a single lump sum in January 2009. Applicable taxes shall be deducted from the payment.

f.	For the term of the consultancy arrangement referenced in paragraph 15 of this Agreement, you and your eligible dependents are eligible to receive medical coverage under the UK staff healthcare plan and dental coverage under the UK staff dental plan. You shall be required to pay all applicable premiums under the plans. The amount of benefits provided during a calendar year may not affect the benefits provided in any other calendar year. These benefits are not subject to liquidation or exchange for another benefit. You may convert coverage to an individual continuation policy when the term of your consultancy arrangement ends.

g.	Any benefits you may have earned under the CIGNA Deferred Compensation Plan, CIGNA Pension Plan, and CIGNA 401(k) Plan will be paid to you under the provisions of those plans.

h.	The following shall be paid in a single lump sum in January 2009:
(1)	Your benefits earned under the CIGNA Supplemental Pension Plan of 2005;

(2)	Your post-2004 benefits earned under the CIGNA International Services, Inc. Third Country National Pension Plan; and

(3)	Your mandatorily deferred 2006 Supplemental Strategic Performance Units and earnings thereon.
i.	Until your Termination Date any options on CIGNA Corporation stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant letter, including the attachment to the grant letter that contains terms and conditions that you must continue to honor. You may exercise vested options only in accordance with the terms of the plan and grants. Any unexercised and unvested options will expire on your Termination Date in accordance with the terms of the applicable plans and grant letters. With respect to shares of restricted CIGNA Corporation stock (RSGs) that you hold on your Termination Date, your rights will be determined by the terms of the applicable plan and grant letter, including the attachment to the grant letter. Any strategic performance units that are outstanding on your Termination Date will be forfeited in accordance with the terms of the applicable plan.

j.	The Company will provide you with reasonable income tax preparation services to be performed by KPMG for income through year-end 2008; however no such services will be provided to you after March 15, 2009. In the event you receive income tax preparation services after March 15, 2009 or other personal tax planning or other services provided to you by KPMG at any time, and such services are invoiced to CIGNA, you will reimburse CIGNA for the cost of such services.

k.	Except as provided under paragraph 15 of this Agreement, you will receive no other money from the Company except as provided in this Agreement.

4.	Acknowledgment and Release of Claims.

a.	You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor, state or local human rights agencies, including those in England and Wales and Spain. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), etc., as each may have been amended, and other state and local human or civil rights laws, as well as other statutes which regulate employment; and the common law of contracts and torts. You acknowledge that the Company has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that the Company has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you; and (ii) all reimbursable expenses, if any, to which you are entitled.

b.	On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge CIGNA, the various plan fiduciaries for the benefit plans maintained by or on behalf of CIGNA, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively, Released Person) from, except as provided in paragraph 4.c, all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, the Company. To the fullest extent permitted by law, this release includes, but is not limited to: (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law, including the laws of England and Wales and Spain, prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed. You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein. Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related thereto, which now exist, may exist, or heretofore have existed between you and any Released Person, whether suspected or unsuspected. In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to consent to become, a member of any class in a case in which claims are asserted against any Released Person that are related in any way to your employment with or termination of employment from the Company, and that involve events that occurred as of the date you signed this Agreement. If you, without your prior knowledge and consent, are made a member of a class in any such proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion. In this regard, you will execute, without objection or delay, an “opt-out” form presented to you either by the court in which such proceeding is pending or by counsel for any Released Person who is made a defendant in any such proceeding.

c.	This Release does not include (and you and the Company are not releasing):
(1)	any claims against the Company for promises it is making to you in this Agreement;

(2)	any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement and any claims for benefits beyond those provided under the terms of the applicable plan);

(3)	any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

(4)	any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and any Company Affiliated Party are jointly liable; and

(5)	any claims to which you did not knowingly and voluntarily waive your rights under the ADEA.
5. No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability. Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.
6. Applicable Law. This Agreement is being made in the Commonwealth of Pennsylvania. It will be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The parties agree that any claim under this Agreement shall be brought in, and each party hereby submits to the exclusive jurisdiction of an arbitrator in, Philadelphia, Pennsylvania.
7. Arbitration. Without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures have been provided to you. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. Each party shall be liable for its own costs and expenses (including attorneys’ fees). You and the Company agree to arbitrate anything:
a.	related in any way to this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b.	that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).
8. Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any employee benefit plan or terms included in any stock option or restricted stock grant; provided that the covenants and provisions in paragraphs 2, 4 and 7 above supersede in their entirety any similar provisions in any employee benefit plan. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. If any provision or portion of this Agreement (other than paragraph 4 “Acknowledgment and Release of Claims”) is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.
9. Your Understanding. By signing this Agreement, you admit and agree that:
a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.	You have had (or had the opportunity to take) at least 21 calendar days to discuss this Agreement with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.	You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e.	You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.
10. Revoking the Agreement. You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Kristen Gorodetzer, CIGNA Corporation, 1601 Chestnut Street TL18K, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.
11. If Legal Action Is Started by You. You understand and agree that the Company’s main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action released by this Agreement (other than claims excluded from the release provisions of this Agreement) is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.
If you fail to withdraw such proceeding or claim within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:
a.	The Company may withhold or retain all or any portion of the amounts due hereunder;

b.	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under paragraph 3 (except sub-paragraphs 3.a, 3.g and 3.h); and

c.	You agree to pay the Company the reasonable costs and attorneys’ fees it incurs in defending such action.
You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4. If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under paragraph 3 (except sub-paragraphs 3.a, 3.g and 3.h) and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.
This paragraph 11 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.
This paragraph 11 is not intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission or any comparable state human rights agency; provided however, that you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement. You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.
12. Representations. The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable CIGNA plans); (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
13. Notices. Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 13 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 13). Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 13):
Paul E. Hartley
[Address]
and to the Company or CIGNA as follows:
Kristen Gorodetzer
CIGNA Corporation
1601 Chestnut Street TL18K
Philadelphia, PA, 19192
However, CIGNA and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.
14. Successors and Assigns. This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law. Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of CIGNA or the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.
15. Consulting Arrangement. Recognizing the value of your expertise, the depth of your knowledge about the Company’s international business, and the critical importance to CIGNA in maintaining a smooth transition while it searches for a new President of International, you and the Company agree to enter into a consulting arrangement following your termination of employment, the terms of which are set forth in a separate agreement titled “Consultancy Agreement.”

16. Signatures. This Agreement is not effective or binding on either party until fully signed by both parties.
17. Section 409A Compliance. To the extent that any payments or benefits provided under this Agreement are subject to Internal Revenue Code section 409A (Code section 409A), this Agreement shall be administered and interpreted in accordance with Code section 409A with respect to those payments and benefits.